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                                                                       Exhibit 9

[Letter Head of AIG American General]

2929 Allen Parkway (A40-04), Houston, Texas 77019

                                                  Lauren W. Jones
                                                  Deputy General Counsel
                                                  Direct Line (713) 831-8470
                                                  FAX  (713) 620-3878
                                                  E-mail: Laurie_Jones@aigag.com

                                December 16, 2003

American General Life Insurance Company
2727-A Allen Parkway
Houston, TX  77019

Dear Ladies and Gentlemen:

As Deputy General Counsel of American General Life Companies, LLC, I have acted as counsel to American General Life Insurance Company (the "Company") in connection with the filing of Pre-Effective Amendment No. 1 to the Registration Statement on Form N-4, File Nos. 333-109206 and 811-02441 ("Registration Statement"), for the Company's Separate Account D ("Separate Account D") with the Securities and Exchange Commission. The Registration Statement relates to the proposed issuance by the Company of Platinum Investor(SM) Immediate VA (Contract Form No. 03017) single premium immediate variable annuity contracts (the "Contracts"). Net premiums received under the Contracts are allocated by the Company to Separate Account D to the extent directed by owners of the Contracts. Net premiums under other contracts that may be issued by the Company may also be allocated to Separate Account D. The Contracts are designed to provide retirement protection and are to be offered in the manner described in the prospectus and the prospectus supplements included in the Registration Statement. The Contracts will be offered only in jurisdictions authorizing such sales.

In connection with rendering this opinion, I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of the corporate records of the Company and all such other documents as I have deemed necessary or appropriate as a basis for the opinion expressed herein and have assumed that prior to the issuance or sale of any Contracts, the Registration Statement, as finally amended, will be effective.

Based on and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, I am of the opinion that:

1. The Company is a corporation duly organized and validly existing under the laws of the State of Texas.

                      American General Life Companies, LLC
                     2929 Allen Parkway . Houston, TX 77019

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American General Life Insurance Company
December 16, 2003
Page 2


2. Separate Account D was duly established and is maintained by the Company pursuant to the laws of the State of Texas, under which income, gains and losses, whether or not realized, from assets allocated to Separate Account D, are, in accordance with the Contracts, credited to or charged against Separate Account D without regard to other income, gains or losses of the Company.

3. Assets allocated to Separate Account D will be owned by the Company. The Company is not a trustee with respect thereto. The Contracts provide that the portion of the assets of Separate Account D equal to the reserves and other Contract liabilities with respect to Separate Account D will not be chargeable with liabilities arising out of any other business the Company may conduct. The Company reserves the right to transfer assets of Separate Account D in excess of such reserves and other Contract liabilities to the general account of the Company.

4. When issued and sold as described above, the Contracts (including any units of Separate Account D duly credited thereunder) will be duly authorized and will constitute validly issued and binding obligations of the Company in accordance with their terms.

I am admitted to the bar in the State of Texas, and I do not express any opinions as to the laws of any other jurisprudence.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5), Regulation S-K of the Securities Act of 1933 and I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                          Very truly yours,


                                          /s/ LAUREN W.JONES
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